EXHIBIT 5

                                                    July 14, 1997

International Business Machines Corporation
Old Orchard Road
Armonk, NY 10504

Ladies and Gentlemen:

I am Vice President and Assistant General Counsel of International Business Machines Corporation (herein called the "Corporation") and an attorney duly admitted to practice in the State of New York. I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") regarding 50,296,454 shares of Capital Stock, par value $.50 per share, of IBM (the "Shares") to be issued pursuant to the IBM 1997 Long-Term Performance Plan (the "Plan").

I have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that when issued or sold in accordance with the terms of the Plan the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Shares, and to the use of this opinion as part of the Registration Statement as required by Section 7 of the Securities Act.

                                   Very truly yours,

                                   /s/ David S. Hershberg
                                   --------------------------------------------
                                   David S. Hershberg
                                   Vice President and Assistant General Counsel